Old Point Financial Corporation

Consolidated Balance Sheets	(dollars in thousands)
Assets	31-Mar-03	31-Mar-02
Cash and due from banks	$15,524	$11,479
Investments:
Securities available for sale, at market	136,475	92,554
Securities to be held to maturity	21,815	34,265
Trading Account Securities	0	0
Federal Funds Sold	12,261	19,024
Loans (total)	385,689	349,978
Less reserve for loan losses	4,671	3,998

Net loans	381,018	345,980
Bank Premises and Equipment	13,214	13,513
Other Real Estate Owned	1,409	1,360
Other Assets	10,136	9,696

Total Assets	$591,852	$527,871

Liabilities
Noninterest-bearing deposits	$98,377	$79,603
Savings deposits	159,362	146,492
Time Deposits	208,436	193,062

Total Deposits	466,175	419,157
Federal funds purchased and securities sold	22,119	22,798
under agreement to repurchase
Federal Home Loan Bank Advances	40,000	25,000
Interest-bearing demand notes issued to the	725	6,000
United States Treasury and other
liabilities for borrowed money
Other liabilities	2,976	2,770

Total Liabilities	$531,995	$475,725

Stockholders' Equity
Common stock, $5.00 par value	19,720	13,013
2003 2002
Shares Authorized 10,000,000 10,000,000
Shares Outstanding 3,944,070 2,602,577
Surplus	11,331	10,524
Undivided profits	26,979	28,553
Accumulated other comprehensive income(loss)	1,827	56

Total stockholders' equity	59,857	52,146

Total liabilities and stockholders' equity	$591,852	$527,871

Old Point Financial Corporation

	3 Months Ended	3 Months Ended
Consolidated Statements of Earnings	31-Mar-03	31-Mar-02
	(Dollars in thousands,	(Dollars in thousands,
Interest Income	except per share amounts)	except per share amounts)
Interest and Fees on loans	$6,686	$6,656
Interest on federal funds sold	61	42
Interest on securities
Taxable	1,053	1,097
Exempt from Federal income tax	567	596
Dividends and interest on all other securities	27	32
Total interest on securities	1,647	1,725

Interest on trading account	0	0
Total interest income	8,394	8,423

Interest Expense
Interest on savings deposits	308	403
Interest on time deposits	1,751	2,249
Interest on federal funds purchased and	63	103
securities sold under agreement to
repurchase
Interest on FHLB advances	493	379
Interest on demands note (note balances)	5	10
issued to the United States Treasury and on
other borrowed money
Total Interest expense	2,620	3,144

Net Interest Income	5,774	5,279
Provision for loan losses	300	300

Net interest income after provision for loan losses	5,474	4,979

Other Income
Income from fiduciary activities	551	529
Service charges on demand deposits	714	698
Other service charges, commissions and fees	310	277
Other operating income	220	133
Security gains(losses)	6	5
Trading account income	0	0

Total Other income	1,801	1,642

Other Expenses
Salaries and employee benefits	2,922	2,614
Occupancy expense of bank premises	306	299
Furniture and equipment expense	409	406
Other operating expenses	1,030	1,072

Total other expenses	4,667	4,391

Income before taxes	2,609	2,230
Applicable income taxes	656	572

Net Income	$1,953	$1,658

Earnings Per Share
Based on weighted average number of common shares outstanding	3,941,222	3,903,066

Basic Earnings per share	$0.50	$0.42
Diluted Earnings per share	$0.48	$0.42
Cash Dividends Declared	$0.12	$0.11